Exhibit 99.1

Contact:

Vida Communication (on behalf of WaferGen)
Stephanie Diaz (investors)                                                                                                 Tim Brons (media)
415-675-7400                                                                                                          415-675-7402
sdiaz@vidacommunication.com                                                                                         tbrons@vidacommunication.com

FOR IMMEDIATE RELEASE

WaferGen Announces Second Quarter 2008 Financial Results

Fremont, CA, August 13, 2008 –WaferGen Biosystems, Inc. (OTCBB: WGBS), a leading developer of state-of-the-art gene expression, genotyping, cell biology and stem cell research systems, today highlighted the company’s recent developments and milestones and announced financial results for the quarter and six months ended June 30, 2008.

Recent Corporate Developments and Milestones:

•	Initiation of alpha testing of WaferGen’s SmartChip™Real-Time PCR Systemand proprietary oncology gene panel assays by the University of Pittsburgh Medical School.

•
Close of private placement in the U.S. for a total of $3.6 million to be used for general corporate purposes including the continued advancement of the company’s SmartChip™Real-Time PCR System, as well as the expansion of the company’s global commercialization campaign for its SmartSlide™Micro-Incubation System.

•
Initial close of private placement by WaferGen’s wholly owned Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd to Malaysian Technology Development Corporation Sdn. Bhdfor a total of $1 million.  An additional $1 million is contingent on  the subsidiary reaching certain agreed upon milestones. Proceeds will be used to support the high-volume manufacturing of the company’s SmartChip™Real-Time PCR System in Malaysia.

•
Establishment of exclusive agreements for distribution of WaferGen’s SmartSlide™Micro-Incubation System by leading distributors of innovative products and services to cell biologists and stem cell researchers in Switzerland, Taiwan, Germany and the Nordic Region (Denmark, Sweden, Norway and  Finland).

“During the second quarter of this year, we made significant progress in the development of our SmartChip Real-Time PCR System as evidenced by the initiation of alpha testing by Dr. Steven Shapiro and his team at the University of Pittsburgh Medical School,”stated Alnoor Shivji, WaferGen's chairman and chief executive officer.  “We look forward to working closely with Dr. Shapiro through the alpha testing process, and expect to announce results in the second half of this year.”

Second Quarter and Six Month 2008 Financial Results

At June 30, 2008, WaferGen had cash, cash equivalents and marketable securities of $4.3 million, compared to $5.2 million at December 31, 2007.  This balance includes the approximately $3.6 million in new financing secured during the quarter.

WaferGen's net revenues were $177,000 for the quarter ended June 30, 2008, compared to $300 for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, net revenues were$358,000, compared to $61,000 for the six months ended June 30, 2007.  For the quarter and six-month periods, the increases resulted primarily from WaferGen’s signing of multiple international SmartSlide distributorships andthe expansion of its internal sales team.

Research and development expenses totaled $1.3 million for the quarter ended June 30, 2008, compared to $362,000 for the quarter ended June 30, 2007.  Research and development expenses totaled $2.3 million for the six months ended June 30, 2008, compared to $762,000 for the same period of 2007.  For the quarter and six-month periods, the increases resulted primarily from an increase in headcount, an increase in research and development materials and supplies used for product development and testing, the company’s move to a new facility and associated expenses, and an increase in stock-based compensation associated with the issuance ofstock options.

Sales and marketing expenses totaled $296,000 for the quarter ended June 30, 2008, compared to $138,000 for the quarter ended June 30, 2007.  Sales and marketing expenses totaled $681,000 for the six months ended June 30, 2008 compared to $290,000 for the six months ended June 30, 2007.  For the quarter and the six-month periods, the increases resulted primarily from an increase in stock-based compensation associated with the issuance of stock options, and additional expenses incurred as a result of an increased headcount.

General and administrative expenses totaled$634,000 for the quarter ended June 30, 2008, compared to $384,000 for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, general and administrative expenses totaled $1.3 million, compared to $809,000 for the sixmonth period endedJune 30, 2007.  For the quarter and six-month periods, the increases resulted primarily from an increase in stock-based compensation associated with the issuance of restricted common stock and stock options, additional expenses incurred as a result of an increased headcount, and legal and professional fees.

WaferGen reported a net loss applicable to common stockholders of $2.1 million, or ($0.09) per share, for the quarter ended June 30, 2008, compared to a net loss applicable to common stockholders of $1.0 million, or ($0.10) per share, for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, WaferGen reported a net loss applicable to common stockholders of $4.0 million, or ($0.17) per share, compared to a net loss applicable to common stockholders of $2.0 million, or ($0.30) per share in the same period of 2007.

Goals for 2008

During the balance of 2008, WaferGen will continue to work toward the creation of corporate and shareholder value through the achievement of key milestones, including:

•	Completion of SmartChip™alpha testing at University of Pittsburgh Medical School.

•	Initiation of SmartChip™beta testing and collaboration with other academic and/or genome centers and/or pharmaceutical company.

•	Publication/presentation of SmartChip™alpha test results.

•	Continued expansion of SmartSlide™worldwide distribution channels.

•	Expansion of SmartSlide™distribution through strategic reagent and/or instrument partners.

•	Development and commercialization of one or more new SmartSlide™applications such as in-vitro fertilization, cancer stem cell/chemotherapy monitoring, infectious disease monitoring, bioprocessing.

•	Establishment of manufacturing and production in Malaysia.

About WaferGen

WaferGen Biosystems Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for gene expression, genotyping, cell biology and stem cell research for the life science and pharmaceutical industries.  The company is actively developing its SmartChip™product for the gene expression and genotyping markets.

SmartChip™is being developed as the first whole genome, high throughput gene expression real-time polymerase chain reaction (PCR) platform and promises to deliver significant speed and cost advantages to researchers in the gene expression and genotyping markets.  WaferGen currently markets its SmartSlide™family of products to companies and organizations involved in stem cell and cell biology research.  SmartSlide™, which was launched in 2006, represents the first fluidics integrated micro-incubators enabling cell biology and stem cell research.  Representative SmartSlide™customers include Harvard University, Mayo Clinic, California Institute of Technology (CalTech), Abbott Labs, and the National Institutes of Health (NIH).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include statements relating to the company’s goals in 2008, the intended use of any proceeds received in the company’s financings, the expected timing of any announcement of the results of the alpha testing with Dr. Shapiro and the University of Pittsburg Medical School, and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Quarterly Report on Form 10-Q filed with the SEC onMay 15,2008. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$176,851	$300	$358,491	$60,760

Cost of sales	57,048	—	132,065	21,774

Gross margin	119,803	300	226,426	38,986

Operating expenses:
Sales and marketing	295,506	137,788	680,680	289,970
Research and development	1,345,621	361,948	2,298,062	761,706
General and administrative	633,764	384,495	1,322,807	809,156

Total operating expenses	2,274,891	884,231	4,301,549	1,860,832

Operating loss	(2,155,088)	(883,931)	(4,075,123)	(1,821,846)

Other income and (expenses):
Interest income	18,064	15,781	49,781	15,781
Interest expense	(3,252)	(143,724)	(7,225)	(186,526)
Miscellaneous expense	(2,941)	—	(2,941)	—

Total other income and (expenses)	11,871	(127,943)	39,615	(170,745)

Net loss before provision for income taxes	(2,143,217)	(1,011,874)	(4,035,508)	(1,992,591)

Provision for income taxes	—	—	—	—

Net loss	(2,143,217)	(1,011,874)	(4,035,508)	(1,992,591)

Accretion on Series B Preferred Stock	—	(20,799)	—	(51,998)

Net loss applicable to common stockholders	$(2,143,217)	$(1,032,673)	$(4,035,508)	$(2,044,589)

Net loss per share - basic and diluted	$(0.09)	$(0.10)	$(0.17)	$(0.30)

Shares used to compute net loss per share - basic and diluted	23,965,978	10,107,941	23,591,912	6,886,433

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$4,257,597	$5,189,858
Accounts receivables	241,620	139,827
Inventories	129,300	62,521
Prepaid expenses and other current assets	100,375	87,487

Total current assets	4,728,892	5,479,693

Property and equipment, net	829,355	321,159
Other assets	12,788	54,016

Total assets	$5,571,035	$5,854,868

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$643,233	$560,641
Accrued rent	30,508	19,340
Accrued payroll	159,576	414,519
Accrued vacation	186,554	156,234
Accrued other expenses	123,684	—
Current portion of capital lease obligations	72,472	32,443

Total current liabilities	1,216,027	1,183,177

Capital lease obligations, net of current portion	84,423	73,451

Commitment and contingencies	—	—

Stockholders’ equity :
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 24,830,932 shares issued and outstanding at June 30, 2008 and December 31,2007	24,831	23,218
Additional paid-in capital	20,228,253	16,527,929
Accumulated deficit	(15,988,415)	(11,952,907)
Accumulated other comprehensive income	5,916	—

Total stockholders’ equity	4,270,586	4,598,240

Total liabilities and stockholders’ equity	$5,571,035	$5,854,868